                         UNITED STATES DISTRICT COURT
                               DISTRICT OF MAINE

BRUNSWICK TECHNOLOGIES,       )
INC.,                         )
                              )     Civil No. 00-162-P-H
          Plaintiff,          )
                              )
v.                            )
                              )
VETROTEX CERTAINTEED          )
CORPORATION d/b/a VETROTEX    )
AMERICA,                      )
                              )
          Defendant.          )

                           ANSWER AND COUNTERCLAIMS
                           ------------------------
                         (INJUNCTIVE RELIEF REQUESTED)
                         -----------------------------

                                    ANSWER
                                    ------

     Defendant Vetrotex CertainTeed Corporation d/b/a Vetrotex America ("Vetrotex") hereby answers the allegations in plaintiff Brunswick Technologies, Inc. ("BTI")'s Complaint as follows:

     1. Paragraph 1 contains introductory allegations to which no responses are required. To the extent that a response is required, Vetrotex denies the allegations in Paragraph 1.

     2. Paragraph 2 contains introductory allegations to which no responses are required. To the extent that a response is required, Vetrotex denies the allegations in Paragraph 2.

     3. As Vetrotex has removed this action to federal court, no response is necessary to the state court jurisdiction allegation in Paragraph 3.

     4. As Vetrotex has removed this action to federal district court, no response is necessary to the state court venue allegation contained in Paragraph 4.

     5.   Vetrotex admits the allegations contained in Paragraph 5.

     6. Vetrotex admits the allegations contained in Paragraph 6, except states that it has a manufacturing facility in Wichita Falls, Texas and that its executive offices are in Valley Forge, Pennsylvania.

     7.   Vetrotex admits the allegations contained in Paragraph 7.

     8.   Vetrotex admits the allegations contained in Paragraph 8.

     9.   Vetrotex admits the allegations contained in Paragraph 9.

     10. The allegations contained in Paragraph 10 concern a document that speaks for itself. To the extent that BTI attempts to characterize this document, Vetrotex denies the allegations contained in Paragraph 10.

     11. Vetrotex admits that on April 17, 2000, BTI received Vetrotex's Call for a special meeting of shareholders pursuant to Maine corporate law and BTI's bylaws (the "Call"). Vetrotex further states that a letter confirming the Call was also delivered on April 17, 2000 and that the Call was also "overnighted" to BTI. The Call speaks for itself.

     12. The allegations contained in Paragraph 12 concern a document that speaks for itself.

     13. The allegations contained in Paragraph 13 concern a document that speaks for itself. To the extent that BTI attempts to characterize this document, Vetrotex denies the allegations contained in Paragraph 13.

     14. The allegations contained in Paragraph 14 concern a document that speaks for itself.

     15. The allegations contained in Paragraph 15 concern a document that speaks for itself. To the extent that BTI attempts to characterize this document, Vetrotex denies the allegations contained in Paragraph 15.

     16. Vetrotex admits that an affiliate of Vetrotex filed a Tender Offer Statement with the Securities and Exchange Commission ("SEC") on April 20, 2000. The Tender Offer

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Statement is a document that speaks for itself and Vetrotex denies any allegations contained in Paragraph 16 that attempt to characterize this document. Vetrotex admits that it has extended the tender offer until June 16, 2000.

     17. Vetrotex admits that BTI sent out a Notice of Special Meeting on or about May 2, 2000. This Notice of Special Meeting is a document that speaks for itself and Vetrotex denies any allegations that attempt to characterize it. Vetrotex denies the allegation that "BTI reproduced verbatim the two resolutions proposed by Vetrotex" and states further that BTI omitted certain language from the text of the resolutions that Vetrotex indicated it planned to offer at the meeting.

     18. Vetrotex admits that it has filed certain documents with the SEC. These documents speak for themselves, and Vetrotex denies any attempt by BTI to characterize them. Vetrotex denies the remaining allegations contained in Paragraph 18.

     19. Vetrotex admits that on May 16, 2000, BTI held its Annual Meeting of shareholders in South Portland, Maine. Vetrotex admits that a quorum of BTI shareholders, along with a representative of Vetrotex and its counsel, were present at the meeting. Vetrotex admits further that one matter considered at the Annual Meeting was the re-election of BTI's board of directors. Vetrotex further admits that it cast a ballot concerning the re-election of BTI's board of directors. Vetrotex denies the remaining allegations contained in Paragraph 19.
                                    COUNT I
                                    -------

     20.  Vetrotex repeats and realleges its responses to paragraphs 1 - 19.

     21. Vetrotex admits that BTI shareholders elected certain individuals to the BTI board of directors on or about May 16, 2000, but denies the remaining allegations contained in Paragraph 21.

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

     22.  Vetrotex denies the allegations contained in Paragraph 22.

     23. Vetrotex admits that it is engaged in the process of soliciting proxies for the Special Meeting and that it intends to proceed with the Special Meeting.

     24. Vetrotex denies that there is an actual controversy concerning the validity of the Special Meeting.

                                   COUNT II
                                   --------

     25.  Vetrotex repeats and realleges its responses to paragraphs 1 - 24.

     26. Paragraph 26 contains a conclusion of law to which no response is necessary. To the extent that a response is necessary, Vetrotex denies the allegations contained in Paragraph 26.

     27. Vetrotex admits that a Notice of Special Meeting has been distributed to BTI shareholders. Vetrotex denies the remaining allegations contained in Paragraph 27.

     28.  Vetrotex denies the allegations contained in Paragraph 28.

     29.  Vetrotex denies the allegations contained in Paragraph 29.

     30.  Vetrotex denies the allegations contained in Paragraph 30.

     31. Vetrotex denies that there is an actual controversy concerning the effect of the resolution set forth in the Notice of Special Meeting.

                                   COUNT III
                                   ---------

     32.  Vetrotex repeats and realleges its responses to paragraphs 1 - 31.

     33. Paragraph 33 contains allegations that reference the bylaws of BTI, a document that speaks for itself. Vetrotex denies any allegations that attempts to characterize this document. Paragraph 33 also contains allegations stating conclusions of law as to which no response is required. Vetrotex denies the remaining allegations contained in Paragraph 33.

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

     34. The allegations in Paragraph 34 refer to the BTI bylaws, a document that speaks for itself. Vetrotex denies any allegations that attempt to characterize this document. Vetrotex further states that the allegations of Paragraph 34 contain conclusions of law as to which no response is required.

     35. The allegations in Paragraph 35 refer to the BTI bylaws, a document that speaks for itself. Vetrotex denies any allegations that attempt to characterize this document. Vetrotex further states that the allegations of Paragraph 35 contain conclusions of law as to which no response is required.

     36. Vetrotex denies the allegations contained in Paragraph 36. Vetrotex states further that it has no obligation to formally designate a slate of proposed directors in its demand for a special meeting, and that Vetrotex has informed shareholders of its slate of proposed directors by including such information in Vetrotex's proxy solicitations.

     37.  Vetrotex denies the allegations contained in Paragraph 37.

     38.  Vetrotex denies the allegations contained in Paragraph 38.

     39. Vetrotex denies that there is an actual controversy concerning the effect of its proposed resolutions.

     WHEREFORE, Vetrotex respectfully asks the Court to enter judgment in its favor on all three Counts raised in BTI's Complaint, dismiss the Complaint in its entirety and award Vetrotex its costs and such other and further relief as this Court deems appropriate.

                             AFFIRMATIVE DEFENSES
                             --------------------

     1. Plaintiff's claims are barred in whole or in part by the doctrine of unclean hands.

     2. Plaintiff's claims are barred in whole or in part by the doctrine of waiver.

     3. Plaintiff's claims are barred in whole or in part by the doctrine of laches.

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     4.   Plaintiff's claims are barred in whole or in part by the doctrine of estoppel.

     5. Plaintiff's Complaint fails to state a claim upon which relief can be granted.

                                 COUNTERCLAIMS
                                 -------------

     Defendant/Counterclaim Plaintiff Vetrotex hereby counterclaims and alleges as follows:
                            Nature of Counterclaims
                            -----------------------

     Vetrotex seeks declaratory and injunctive relief to prevent BTI from unjustifiably frustrating Vetrotex's attempt to call a special meeting of the BTI shareholders on June 16, 2000. BTI's repeated attempts to delay and interfere with the Call for a special shareholders meeting and the tender offer made by Vetrotex's affiliates to purchase all the outstanding shares of BTI common stock (the "Tender Offer"): (i) breach BTI's contractual duty under its bylaws and statute to honor Vetrotex's demand for a special shareholders meeting; and (ii) violate and impermissibly interfere with the Williams Act and related federal securities laws. In addition to seeking expedited resolution of BTI's claims for declaratory judgment on its state corporate law challenges to Vetrotex's call for a special shareholders meeting, Vetrotex also seeks injunctive relief enjoining BTI from taking any action to cancel, postpone, improperly adjourn or frustrate in any way the holding and purposes of the Special Meeting called by Vetrotex.

                            Jurisdiction and Venue
                            ----------------------

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     1.   This Court has jurisdiction over all three counterclaims under 28
U.S.C. (S) 1332 because the parties are citizens of different states for jurisdictional purposes and because the amount in controversy exceeds $75,000. This Court also has jurisdiction over the Williams Act claim (Counterclaim III) under 28 U.S.C. (S) 1331 because it arises under the Constitution, laws or treaties of the United States, and over Counterclaims I and II under U.S.C
(S) 1367 because these two counterclaims are so related to the federal question claim raised by the Williams Act that they form part of the same case or controversy.

     2. Venue in this Court is proper because BTI has a principal place of business in Brunswick, Cumberland County, Maine.

                                    PARTIES
                                    -------

     3. Counterclaim plaintiff Vetrotex is a corporation organized under the laws of Delaware. It owns approximately 14% of the issued and outstanding common stock of counterclaim defendant BTI. Vetrotex has its executive offices in Valley Forge, Pennsylvania, and its manufacturing facilities in Wichita Falls, Texas.

     4. Counterclaim defendant BTI is a corporation organized under the laws of the State of Maine with its principal place of business in Brunswick, Cumberland County, Maine.

                       ALLEGATIONS COMMON TO ALL COUNTS
                       --------------------------------

     5. The Bylaws of Brunswick Technologies, Inc. (the "Bylaws") contain a provision that permits the holders of not less than 10% of the stock entitled to vote at an annual meeting to call a special meeting of the BTI shareholders for any purpose or purposes.

     6. As a holder of more than 10% of the voting stock of BTI, Vetrotex is authorized under the Bylaws to call a special meeting at any time for any purpose.

     7. On April 17, 2000, George Amoss, Vice President of Vetrotex, delivered via facsimile to Daniel J. McKay, Esq., counsel for and clerk of BTI, a written call for a special meeting of the BTI shareholders (the "Call"). The purpose of the special meeting called by Vetrotex was to consider (i) a proposal to amend BTI's Articles of Incorporation to permit shareholders to remove directors by a vote of a majority of the outstanding shares rather than two-thirds of the outstanding shares; (ii) a proposal to remove the entire Board of Directors; and
(iii) a proposal to elect new directors who would, consistent with their fiduciary duties as directors, facilitate the Tender Offer. Vetrotex also hand-delivered a confirmatory letter containing an identical call for a special meeting of the BTI shareholders to Mr. McKay on the afternoon of April 17, 2000.

     8. On April 20, 2000, certain affiliates of Vetrotex issued the Tender Offer to purchase all outstanding shares of BTI's common stock, at a price of $8.00 per share.

     9. On or about May 2, 2000, pursuant to the Call, BTI issued a Notice of Special Meeting (the "Notice") scheduling the special meeting for June 16, 2000 (the "Special Meeting"). In its Notice, BTI included the following statement:
"The holding of the Special Meeting of Stockholders called at the request of Vetrotex pursuant to this notice is subject to a determination by the Corporation that the request was made in accordance with the Maine Business Corporation Act."

     10. Throughout late April and early May, BTI management lobbied the Maine State Legislature strenuously to approve and pass L.D. 2000-2693, emergency legislation that would have, among other things, amended the Maine Business Corporation Act to eliminate retroactively Vetrotex's ability to call the special shareholders' meeting for at least ninety days.

     11. BTI, through its management and directors, submitted written and oral testimony to the Maine Legislature in support of L.D. 2000-2693, in an effort to retroactively eliminate its obligation to hold the special shareholders meeting called by Vetrotex.

     12. On or about May 11, BTI's efforts to pass L.D. 2000-2693 failed, as the measure did not get sufficient votes to pass on an emergency basis.

     13. On or about May 19, BTI filed certain documents with the Securities and Exchange Commission (the "SEC") describing the special meeting called by Vetrotex as "currently" scheduled for June 16. BTI, through its management and Directors, has made additional public statements that similarly suggest the possibility that the June 16 Special Meeting may be canceled or postponed.

     14. On May 23, 2000, BTI filed a complaint in Cumberland County Superior Court seeking a declaratory judgment on three separate grounds that would render Vetrotex's Call for a special shareholder's meeting null and invalid. To Vetrotex's knowledge, BTI has not filed a motion for temporary restraining order, motion for preliminary injunction or taken any other action to seek expedited adjudication of its claims. On May 25, 2000, Vetrotex removed this case to federal court. If BTI's complaint had been resolved in the normal course of business by the Cumberland County Superior Court, BTI's claims would have still been pending by the date of the June 16th Special Meeting.

     15. On information and belief, BTI filed this complaint in state court and failed to seek any type of expedited relief for the sole purpose of fabricating a justification for BTI's Board of Directors to postpone, cancel or prematurely adjourn the June 16th Special Meeting, as stated in the Notice, all in an effort to protect BTI's current management and Board of Directors.

On information and belief, BTI desires to cancel, delay or prematurely adjourn the Special Meeting so as to frustrate Vetrotex's effort to elect a new Board of Directors.

                                COUNTERCLAIM I
                                --------------

                            (Declaratory Judgment)
                            ----------------------

     16. Vetrotex repeats and realleges the allegations contained in paragraphs 1 - 15 as if they were fully set forth herein.

     17. An actual controversy exists regarding BTI's intention to hold the Special Meeting scheduled for June 16, 2000, properly called by Vetrotex pursuant to the Bylaws on April 17, 2000.

     18. Pursuant to 28 U.S.C. (S) 2201, Vetrotex is entitled to a declaration stating that BTI is obligated to hold the Special Meeting on June 16, 2000 and to permit BTI shareholders to consider and vote upon the proposals contained in the Call.

                                COUNTERCLAIM II
                                ---------------

                              Breach of Contract
                              ------------------

     19. Vetrotex repeats and realleges the allegations contained in paragraphs 1 - 15 as if they were fully set forth herein.

     20. The Bylaws constitute a contract and create contractual obligations between BTI and its shareholders, including Vetrotex.

     21. Vetrotex's contractual rights under the Bylaws, and its rights under Maine law, include, but are not limited to, the right to demand a special meeting of the BTI shareholders to consider amending the BTI Articles of Incorporation and to consider the removal of BTI's Board of Directors, at any time and without any limitation with regard to the timing of the annual meeting.

     22. Vetrotex's contractual rights under the Bylaws, and its rights under Maine law, include, but are not limited to, the right to vote on a slate of proposed new directors at any special meeting of the shareholders properly called by any shareholder owning 10% or more of BTI's voting stock.

     23. BTI's actions in response to the Tender Offer and to Vetrotex's demand for a special meeting of BTI shareholders, including but not limited to the filing of a meritless complaint in State Court, constitute an actual and/or anticipatory breach of BTI's contractual obligations to Vetrotex and its fellow BTI shareholders, and a denial of Vetrotex's statutory rights.

     24. Vetrotex has been harmed by BTI's actual and/or anticipatory breach of its contractual obligations.

     25. Damages cannot adequately compensate Vetrotex for this breach of contract and Vetrotex lacks any other adequate remedy at law.

                               COUNTERCLAIM III
                               ----------------

          Violation of the Williams Act, 15 U.S.C. (S) 78n(e) et seq.
          -----------------------------------------------------------

     26. Vetrotex repeats and realleges the allegations contained in paragraphs 1 - 15 as if set forth fully herein.

     27. BTI's public statements, omissions and actions in response to the Tender Offer and to Vetrotex's Call for the Special Meeting constitute misleading, fraudulent, deceptive and/or manipulative acts or practices in connection with a tender offer and solicitation of security holders.

     28. BTI's misleading and deceptive acts and manipulative devices include, but are not limited to, its statements regarding the scheduling of the Special Meeting, the filing of a meritless complaint in Cumberland County Superior Court, and its failure to identify or describe the complete lack of support for its legal claims when disclosing the filing of its complaint in certain SEC filings.

     29. BTI's misleading and deceptive actions were material in that they will affect or have affected the shareholder voting process on the Tender Offer.

     30. BTI's actions constitute an attempt to unjustifiably delay the Tender Offer process and therefore constitute impermissible interference with the purposes of the Williams Act.

     31.  BTI's actions have harmed Vetrotex.

     32.  Vetrotex lacks an adequate remedy at law.

     WHEREFORE, Vetrotex respectfully requests that the Court enter judgment in its favor on all three counterclaims and

     1. Issue a declaratory judgment stating that BTI is obligated to hold the Special Meeting on June 16, 2000 to permit BTI shareholders to consider and vote upon the proposals set forth in the Call;

     2. Award Vetrotex preliminary and final injunctive relief enjoining BTI and its directors from canceling, postponing, prematurely adjourning or taking any action that would frustrate the purposes of the June 16, 2000 Special Meeting; and

     3. Award Vetrotex its costs and such other and further relief deemed appropriate by the Court.

                              Respectfully submitted,

                              VETROTEX CERTAINTEED
                              CORPORATION d/b/a VETROTEX
                              AMERICA,

                              By its attorneys,

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                              ____________________________________
Dated:  May 26, 2000       James T. Kilbreth
                              Christopher B. McLaughlin
                              Attorneys for Third-Party Plaintiff
VERRILL & DANA, LLP
One Portland Square
P.O. Box 586
Portland, ME  04112
(207) 774-4000

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